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                                                                   EXHIBIT 10.25

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 20th day of May by and between S&C Holdco, Inc. (to be renamed Swift & Company), a Delaware corporation (together with its successors and assigns permitted hereunder, the "Company"), and John Simons (the "Executive").

         WHEREAS, ConAgra Foods, Inc., a Delaware corporation ("CAGCO"), HMTF Rawhide, L.P., a Delaware limited partnership ("Acquisition LP"), and the Company have entered into an agreement of even date herewith (the "Acquisition Agreement") pursuant to which the Company has agreed to acquire (the "Acquisition") the fresh beef, pork, and lamb businesses owned by CAGCO and certain related cattle feeding operations (the "Businesses");

         WHEREAS, the Executive has been employed by CAGCO in connection with the Businesses;

         WHEREAS, the Company and the Executive desire that the Executive's employment in connection with the Businesses continue after the consummation of the Acquisition; and

         WHEREAS, the parties hereto deem it desirable for the Company to employ the Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. EMPLOYMENT PERIOD. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date of consummation of the Acquisition and ending on the fourth anniversary date of the consummation of the Acquisition (the "Employment Period"); provided, however, that commencing on such anniversary date of the consummation of the Acquisition, and on each anniversary of such date occurring thereafter, the Employment Period shall automatically be extended for one additional year unless at least six months prior to the ensuing expiration date (but no more than 12 months prior to such expiration date), the Company or the Executive shall have given written notice that it or he, as applicable, does not wish to extend this Agreement (a "Non-Renewal Notice"). The term "Employment Period," as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

         2. TERMS OF EMPLOYMENT.

                  (a) Position and Duties.

                           (i) During the term of the Executive's employment,
the Executive shall serve as the President and Chief Executive Officer of the Company and, in so doing, shall report to the Board of Directors of the Company (the "Board"). The Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board and agreed to by the Executive,

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so long as such powers and duties are reasonable and customary for the president and chief executive officer of an enterprise comparable to the Company.

                           (ii) During the term of the Executive's employment,
and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive's employment, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (b) Compensation.

                           (i) Base Salary. During the term of the Executive's
employment, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, at least equal to $600,000. Commencing on the first day (the "First Date") of the month in the month beginning after the first anniversary date of this Agreement, and on each subsequent anniversary date of the First Date as long as the Executive remains an employee of the Company (the First Date and each subsequent anniversary of the First Date being herein referred to as an "Adjustment Date"), the Annual Base Salary of the Executive shall be increased by an amount equal to five percent (5%) of the then current Annual Base Salary or such greater amount as the Board in its discretion may determine appropriate. The result of such increase to the then current Annual Base Salary shall constitute the Executive's Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                           (ii) Bonuses. The Executive shall be eligible to
receive an annual performance bonus (a "Bonus") in accordance with the provisions of Exhibit A. For each fiscal year of the Company, the Board shall approve a budget which shall include, among other things, a target for the items set forth on Exhibit A hereto for that year. A portion of the Executive's Bonus shall be based upon the Company's achievement of such targets in accordance with the guidelines set forth on Exhibit A hereto. The Bonus shall be payable on the first day of the first calendar month after the determination of the Company's EBITDA (as defined in Exhibit A).

                           (iii) Incentive, Savings and Retirement Plans. During
the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company ("Investment Plans").

                           (iv) Welfare Benefit Plans. During the term of the
Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible


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for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

                           (v) Perquisites. During the term of the Executive's
employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board. Executive shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

                           (vi) Airplane Allowance.

                                    (a) For each 12-month period during the term
of the Executive's employment, the Executive shall be entitled to the personal use of a Company plane for up to twelve trips in the continental United States. The Company shall pay all costs and expenses associated with the plane for such trips.

                                    (b) To the extent that the Executive's
actual personal use of the airplane is properly imputed to the Executive as taxable compensation under the Internal Revenue Code of 1986, as amended, the Company shall pay to the Executive an additional bonus equal to the amount of any federal, state and local taxes payable in respect of such imputed compensation, along with a gross-up amount such that the net amount to be paid to the Executive after deduction of any federal, state and local taxes owed in respect of such additional bonus amount shall be equal to the amount of federal, state and local taxes owed by the Executive in respect of such imputed compensation (such additional bonus and gross-up amount the "Tax Reimbursement"). For purposes of determining the amount of the tax reimbursement and the gross-up payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rates applicable to individual in the calendar year in which the tax reimbursement and the gross-up payment are to be made and the reduction in federal income taxes resulting from the payment of additional state and local income taxes shall be taken into account. The payments provided for in this Subsection shall be made upon the earlier of (i) a certification to the Company by a tax advisor to the Executive that the Executive is liable for taxes with respect to the use of the airplane, or (ii) the assessment upon the Executive of any taxes with respect to his personal use of the airplane; provided that no payment under this Subsection shall be required to be paid prior to the 31st day of March following the calendar year in which the imputed income giving rise to the payment occurred.

                           (vii) Expenses. During the term of the Executive's
employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

                           (viii) Vacation and Holidays. During the term of the
Executive's employment, the Executive shall be entitled to four weeks of paid vacation time each year in addition to those days designated as paid holidays in accordance with the plans, policies,


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programs and practices of the Company for its executive officers. Unused vacation time shall carry over to the next year. Any unused vacation time shall be paid in a cash lump sum payment promptly after the Date of Termination, pursuant to Section 4(a)(i).

                           (ix) Stock Options. In addition to any benefits the
Executive may receive pursuant to paragraph 2(b)(iii), as may be determined appropriate by the Board, the Company may, from time to time, grant Executive stock options (the "Executive Options") exercisable for shares of capital stock of the Company and, subject to the terms of this Agreement, such Executive Options shall have such terms and provisions as may be determined appropriate by the Board. Upon the closing of the Acquisition, the Company will grant Executive Options in accordance with the terms of Exhibit B hereto and under a stock option plan to be adopted upon such closing.

         3. TERMINATION OF EMPLOYMENT.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties and obligations hereunder for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (i) commission by the Executive of an act of fraud upon the Company that has caused demonstrable and serious economic injury to the Company; (ii) the conviction of the Executive of any felony (or a plea of nolo contendere thereto) that involves financial misconduct or moral turpitude or has resulted in any adverse publicity regarding the Executive or the Company or economic injury to the Company or (iii) a willful and material breach by the Executive of Section 6 or Section 9 that has caused demonstrable and serious economic injury to the Company. Notwithstanding the foregoing, no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board provides Executive (x) written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes "Cause;" (y) an opportunity, within 30 days following his receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions; and (z) a copy of a resolution duly adopted by a majority of the Board (excluding Executive) at a meeting of the Board called and held for such purpose finding that in the good faith opinion of the Board, Executive committed the alleged acts or omissions and that they constitute grounds for Cause hereunder. Further, no act or omission shall be considered willful unless committed in bad faith


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and without a reasonable belief that the act or omission was in the best interests of the Company. The Executive shall have the right to contest a determination of Cause by the Company by requesting arbitration in accordance with the terms of Section 11(j) hereof.

For purposes of this Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability, including pursuant to a Board Determination (as defined in Section 4(b)).

                  (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company at least 30 days' prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, "Good Reason" shall mean:

                           the assignment to the Executive of any duties
inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (without limiting the foregoing, the Company and the Executive agree that the delegation of the authority, duties or responsibilities of the Executive to another person or persons, including any committee, shall be deemed to be an action by the Company which results in a material diminution in the Executive's position, authority, duties, or responsibilities as contemplated by
Section 2(a)), provided, however, that Good Reason may not be asserted by the Executive under this clause (i) of Section 3(c) after a Non-Renewal Notice has been given by either the Company or the Executive;

                           any termination or material reduction of a material
benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (1) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (2) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all then existing senior executives of the Company previously granted benefits thereunder;

                           any failure by the Company to comply with any of the
provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           any failure by the Company to comply with and satisfy
Section 8(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8(c);



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                           the relocation or transfer of the Executive's
principal office to a location more than 20 miles from the Company's current executive offices as such are maintained on the date hereof in the city of Greeley, Colorado; or

                           without limiting the generality of the foregoing, any
material breach by the Company or any of its subsidiaries or other affiliates (as defined below) of (1) this Agreement or (2) any other agreement between the Executive and the Company or any such subsidiary or other affiliate, which material breach is not remedied by the Company promptly after receipt of notice thereof given by the Executive.

         As used in this Agreement, "affiliate" means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term "control," and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and "person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                  (d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the date on which the Company notifies the Executive of such termination or any later date specified therein pursuant to
Section 3(d), as the case may be, (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period.

         4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for


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either Cause or Disability or the Executive shall terminate his employment for
Good Reason, and the termination of the Executive's employment in any case is not due to his death or Disability:

                           The Company shall pay to the Executive in a lump sum
in cash within ten days after the Date of Termination the aggregate of the following amounts: (1) the sum of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay ("Accrued Obligations"); (2) an amount equal to two times the Executive's then current Annual Base Salary; (3) an amount equal to the greater of either fifty percent (50%) of (a) the maximum annual Bonus (excluding any "Stretch" amounts as described on Exhibit A) that the Executive could have earned over the remainder of the Employment Period (assuming that a Non-Renewal Notice would be timely given by the Company prior to the next ensuing expiration date of the Employment Period) or (b) the highest Bonus paid hereunder to the Executive prior to the Date of Termination multiplied by the number of complete, and prorated for any partial, fiscal years remaining in the Employment Period (assuming that a Non-Renewal Notice would be timely given by the Company prior to the next ensuing expiration date of the Employment Period); and (4) any amount arising from Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans. Notwithstanding anything to the contrary contained herein, for purposes of clauses 3(a) and (b) of the preceding sentence, if the Date of Termination occurs (x) during the first year of the Employment Period, the Employment Period shall be deemed to end two years from the end of the year in which the Date of Termination occurs, (y) during the second year of the Employment Period, the Employment Period shall be deemed to end one year from the end of the year in which the Date of Termination occurs, and (z) during the third or any subsequent year, the Employment Period shall be deemed to end at the end of the year in which the Date of Termination occurs. In addition, the Company shall pay to the Executive an amount equal to any Tax Reimbursement due pursuant to Section 2(vi)(b) as provided therein.

                           Except as otherwise provided in Section 4(d), the
Executive (and members of his family) shall be entitled to continue their participation in the Company's Welfare Plans for a period of 12 months from the Date of Termination. This period shall be credited against any period for which the Executive and/or members of his family are entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended.

                           Notwithstanding the terms or conditions of any
Executive Option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options that would otherwise vest after the Date of Termination) and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, any and all such rights until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering (as defined in that certain Stock Option Agreement of even date herewith between the Company and Executive), the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the


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Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto; provided, however, the provisions of this clause (iii) of this Section 4(a) shall not apply to a termination of the Executive's employment during the Employment Period that is made by the Company pursuant to a Board Determination.

                  (b) Board Determination. If the Executive's employment is terminated by the Company pursuant to a Board Determination during the Employment Period, the Executive shall be entitled to receive the benefits specified in Sections 4(a)(i) and 4(a)(ii) of this Agreement. Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation rights or similar agreement between the Executive and the Company, all unvested Executive Options and unvested stock appreciation rights or similar agreements shall be forfeited and the Executive shall not vest, as of the Date of Termination or otherwise, in any rights under such unvested Executive Options, stock appreciation rights or similar agreements that are unvested immediately prior to the Date of Termination and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, only those rights that were otherwise vested immediately prior to the Date of Termination until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering,
(y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. For purposes of this Agreement, a "Board Determination" means a unanimous determination by the Board (excluding the Executive) (which is evidenced by one or more written resolutions of the Board to such effect), (i) to terminate the Executive's employment during the Employment Period based upon the Board's dissatisfaction with the manner in which the Executive has performed his obligations and duties under Section 2(a) and (ii) that Cause does not exist as a basis for such termination. Notwithstanding the foregoing, no act or omission shall constitute or be the basis for a termination based upon a Board Determination unless the Board provides the Executive (a) written notice of its intention to terminate Executive's employment pursuant to a Board Determination, and (b) an opportunity, within 30 days following the Executive's receipt of such notice, to meet in person with the Board to explain or defend his performance to the Board.

                  (c) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (A) an amount equal to the Executive's then current Annual Base Salary or Six Hundred Thousand Dollars ($600,000.00), whichever is greater; and (B) the Accrued Obligations; and (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans. In addition, the members of the Executive's family shall be entitled to continue their participation in the Company's Welfare Plans for a period of 12 months after the Date of Termination. Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options that would


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otherwise vest after the Date of Termination) and thereafter his legal representative shall be permitted to exercise, in accordance with the terms of the Executive Options, any and all such rights until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering, (y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. In addition, the Company shall pay to the Executive an amount equal to any Tax Reimbursement due pursuant to Section 2(vi)(b) as provided therein. The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement.

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and the continuance of benefits under the Welfare Plans to the Date of Termination (or later to the extent required by law). Further, notwithstanding the terms or conditions of any Executive Option, stock appreciation rights or similar agreement between the Executive and the Company, all unvested Executive Options and unvested stock appreciation rights or similar agreements shall be forfeited and the Executive shall not vest, as of the Date of Termination or otherwise, in any rights under such Executive Options, stock appreciation rights or similar agreements that are unvested immediately prior to the Date of Termination and thereafter shall be permitted to exercise, in accordance with the terms of the Executive Options, only those rights that were otherwise vested immediately prior to the Date of Termination until the earlier of (w) the date the Option would otherwise expire in accordance with its terms, (x) if the Date of Termination is prior to a Qualifying Public Offering, the 270th day after a Qualifying Public Offering,
(y) if the Date of Termination is after a Qualifying Public Offering, the 90th day after the Date of Termination, or (z) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving the Company pursuant to which the securities for which this Option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. In addition, the Company shall pay to the Executive an amount equal to any Tax Reimbursement due pursuant to Section 2(vi)(b) as provided therein.

                  (e) Put Option.

                           (i) If, during the Employment Period, the Executive's
employment is terminated by the Executive or the Company for any reason, including due to death or Disability, then the Executive shall have the option, in his sole discretion, to require the Company to purchase all and not less than all shares of Company common stock ("Common Stock") that the Executive purchased from the Company pursuant to any subscription agreement to be entered into between the Executive and the Company prior to the date of the Acquisition (the "Subscription Agreement") (the "Option Shares"), at the Fair Market Value (as hereinafter defined) of the Option Shares. Notwithstanding anything to the contrary contained herein, the Company's obligation to purchase the Option Shares is subject to the Company having funds


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legally available therefore as well as compliance with any restrictions imposed by agreements evidencing the Company's indebtedness. If any restrictions imposed by agreements evidencing the Company's indebtedness prevent or restrict the purchase of the Option Shares, the Company shall use all commercially reasonable efforts to obtain a wavier of such restrictions.

                           (ii) In the event that the Executive elects to
require such a purchase, then (a) the Executive shall give written notice to the Company of such election (the "Option Notice") within ten (10) days of the Date of Termination; (b) such purchase shall be closed on the tenth (10th) business day following the determination of the Fair Market Value of the Option Shares;
(c) at such closing, the Executive shall deliver to the Company the certificate(s) representing the Option Shares, accompanied by stock powers duly executed by the Executive in blank; and (d) the Option Shares shall be delivered to the Company free and clear of all liens, security interests, claims, rights of another, and encumbrances of any kind or character (and Executive shall certify to such effect at such closing).

                           (iii) "Fair Market Value" as used herein means the
fair market value as agreed upon by the Company and the Executive. In the event that, within ten days after the date of the Option Notice, the Company and the Executive cannot agree upon the fair market value of the Option Shares, then, within five days after such ten-day period has expired, the parties shall select an independent appraiser who will determine the fair market value of the Option Shares as of the Date of Termination. Such independent appraiser will determine the fair market value of the Option Shares within 30 days following its appointment and such determination of the fair market value of the Option Shares will be final and binding. If, within the five days provided for the parties to select an independent appraiser, the parties are unable to agree upon an independent appraiser, the Company, on the one hand, and the Executive, on the other hand, shall, within five days after the first five-day selection period expires, each select an independent appraiser and such independent appraisers together will select a third independent appraiser that will determine the fair market value of the Option Shares, whose determination of the fair market value of the Option Shares will be final and binding. Such third appraiser shall have 30 days following his or her selection to determine the fair market value of the Option Shares. All fees and expenses for any appraisers selected hereunder shall be borne equally (50:50) by the Company and the Executive. Notwithstanding the foregoing, if on the Date of Termination the Common Stock is then listed or admitted to trading on a national securities exchange or is traded in the over-the-counter market as reported by the Nasdaq National Market System or any successor thereto, the Fair Market Value of each share of the Option Shares shall be equal to the average of the closing price of the Common Stock for the 20 consecutive trading days immediately preceding the Date of Termination. The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (x) on the principal national securities exchange on which the Common Stock is listed or to which such shares are admitted to trading or (y) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq National Market System or any successor thereto.

                           If pursuant to the terms and provisions of the
Company's Welfare Plans the Executive (or members of his family) are not eligible to participate in the Company's Welfare Plans because the Executive is no longer an employee of the Company, then the Company may fulfill its obligations under Section 4(a)(ii), Section 4(b) or Section 4(c), as applicable, by either providing to the Executive (or his legal representatives), or reimbursing the Executive (or his legal representatives) for the costs of, benefits substantially similar to the benefits provided by the Company to its senior management under its Welfare Plans as such may from time to time exist after the Date of Termination.

         5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under
Section 4 arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7 or 9 or criminal misconduct.

         6. CONFIDENTIAL INFORMATION.

                  The Executive acknowledges that the Company and their affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include information (i) that becomes generally available to the public other than as a result of a disclosure by Executive, (ii) that is rightfully available to Executive on a non-confidential basis from a source other than the Company (provided such source was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Executive by a contractual, legal, or fiduciary obligation), or (iii) that is required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (iii) above.

                  The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

                  The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

                  As used in this Section 6, "Company" shall include the Company and any of its direct or indirect subsidiaries or affiliates.

         7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and their affiliates which are in the Executive's possession, custody or control.

         8. SUCCESSORS.

                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Executive agrees that, on or after the closing of the Acquisition, the Company may assign this Agreement to any directly or indirectly owned subsidiary of the Company, in which event "Company" as used in this Agreement shall thereafter also mean such subsidiary (except where reference is made to stock options or other benefit plans that are not maintained by such subsidiary), and in connection with such assignment, such subsidiary shall expressly assume this Agreement.

                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         9. NON-COMPETITION.

                  The term of Non-Competition (herein so called) shall be for a term beginning on the date hereof and continuing until the second anniversary of the Date of Termination.

                  During the term of Non-Competition, the Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, engage in any fresh meat or meat processing business (a "Competing Business"), located in the United States or Australia (the "Geographic Area"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company, or (iii) divert or take away any customers of the Company in the Geographic Area. Notwithstanding the foregoing, the Company agrees that after the Date of Termination the Executive may be employed by, or perform services for, a person (as such term is defined in Subsection 3(c) above) whose business operations include a Competing Business provided that revenues from such Competing Business comprise less than fifty percent (50%) of the total revenues of such person at the time the Executive is initially employed or begins to perform services for such person, so long as Executive does not personally render advice to, perform any services for, or otherwise participate in, such Competing Business operations of such person. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding sentence.

                  During the term of Non-Competition, the Executive will not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

                  The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

                  As used in this Section 9, "Company" shall include the Company and any of its direct or indirect subsidiaries or affiliates.

         10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which executives of the Company are eligible to participate.

         11. MISCELLANEOUS.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:         John Simons
                                      7931 Eagle Ranch Road
                                      Fort Collins, Colorado 80528

         With a copy to:              Terence P. Boyle, Esq.
                                      Boyle Partnership, P.C.
                                      1775 Sherman Street, Suite 1375
                                      Denver, Colorado 80203

         If to the Company:           Swift & Company
                                      c/o HMTF Rawhide, L.P.
                                      200 Crescent Court, Suite 1600
                                      Dallas, Texas 75201
                                      Attention:  Edward Herring

         With a copy to:              Vinson & Elkins L.L.P.
                                      3700 Trammell Crow Center
                                      2001 Ross Avenue
                                      Dallas, Texas 75201
                                      Attention:  Michael D. Wortley

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  The Company shall use all commercially reasonably efforts to obtain and maintain a director's and officer's liability insurance policy during the term of the Executive's employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive's position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally.

                  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

                  The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and the Executive acknowledges that the Company has no obligations with respect to any retention bonuses, stay bonuses or severance payments that the Executive may be entitled to as a result of the Acquisition or the consummation of the transactions contemplated by the Acquisition Agreement.

                  This Agreement may be executed in two or more counterparts.

                  In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between the Executive and the Company within 30 days after notice of the dispute is first given, then, upon the written request of the Executive or the Company, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Denver, Colorado, and that any arbitration commenced in any other venue will be transferred to Denver, Colorado, upon the written request of any party to this Agreement. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Executive, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. The Company shall be responsible for paying its own and the Executive's attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator's award or finding or any judgment or verdict thereon is entered against the Executive. The Company shall promptly (and in no event after ten days following its receipt from the Executive of each written request therefor) reimburse the Executive for his reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and the enforcement thereof.

                  Sections 4, 5, 6, 7, 8, 9 and 11 of this Agreement shall survive the termination of the Executive's employment.

                  This Agreement shall automatically terminate on the termination of the Acquisition Agreement prior to the consummation of the Acquisition and may not be amended prior to the consummation of the Acquisition without the consent of Acquisition LP, which shall be deemed to be a third party beneficiary of this Agreement prior to the consummation of the Acquisition. Prior to the consummation of the Acquisition, Acquisition LP, on behalf of the Company, shall be entitled to terminate this Agreement without obligation on the part of the Company in the event of the Executive's death or if the Executive becomes unable to perform his duties and obligations hereunder due to physical or mental incapacity as determined by a physician selected by Acquisition LP, on behalf of the Company, or by the Company's insurers and such physician reasonably believes such incapacity will continue for a period of 180 days following the commencement thereof.

                  The Executive waives any and all rights to any retention bonus, stay bonus, or severance payments that he is otherwise legally entitled to receive from CAGCO or the Company or any of their respective affiliates.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                   EXECUTIVE



                                   /s/ JOHN SIMONS                  MAY 21, 2002
                                   ---------------------------------------------
                                   John Simons


                                   S&C HOLDCO, INC. (to be renamed SWIFT &
                                   COMPANY)


                                   /s/ DWIGHT J. GOSLEE
                                   ---------------------------------------------
                                   By: Dwight J. Goslee
                                   Title: President

                                    EXHIBIT A

                                   BONUS TERMS

         The Bonus that the Executive is eligible to receive each year under
Section 2(b)(ii) of this Agreement shall be comprised 80% of an "EBITDA Target Bonus" and 20% of an "MBO Bonus." The total annual bonus potential of Executive shall be no less than 100% of the Executive's Annual Base Salary.

         1. EBITDA Target Bonus

         For the first fiscal year of the Company during the Employment Period the Executive's EBITDA Target Bonus shall be calculated as follows:

                                        EBITDA TARGET          EBITDA TARGET
         EBITDA TARGET(a)(b)             BONUS %(b)             BONUS AMOUNT
         ---------------------          -------------          -------------
             $275,000,000                   100%                  $480,000
             $245,000,000                    90%                  $432,000
             $235,000,000                    80%                  $384,000
             $220,000,000                    70%                  $336,000
        Less than $220 Million                0                          0

----------

         (a) For each fiscal year of the Company after the expiration of the first fiscal year of the Company during the Employment Period, the Board of Directors of the Company shall make an annual determination of the Company's EBITDA Target. Such determination shall be made in good faith with a reasonable basis and shall be consistent with the methodology used to establish the EBITDA Target in the Company's annual budget. In no event shall the EBITDA Target exceed the prior year's EBITDA Target by more than 10%.

         "EBITDA" shall be defined as the Company's earnings before interest, taxes, depreciation, and amortization. EBITDA amounts shall be reduced by the applicable performance bonus amounts payable to the Executive and other members of the Company's management team.

         The EBITDA Target shall be subject to proration if the first fiscal year of the Company is less than 12 months from the commencement of the Employment Period or for any subsequent partial fiscal years. In addition, the EBITDA Target shall be appropriately adjusted by the Board of Directors of the Company to reflect any divestitures of any divisions or material assets during any fiscal year.

         For each fiscal year (a "Subject Year") of the Company after the expiration of the first fiscal year of the Company during the Employment Period, the percentage of the EBITDA Target Bonus payable to the Executive ("EBITDA Target Bonus Percentage") shall be equal to the percentage of the EBITDA Target achieved by the Company during such Subject Year; provided, however, that no EBITDA Target Bonus shall be payable if the actual EBITDA for such Subject Year is less than 70% of the EBITDA Target. The determination of whether the Company achieved the EBITDA Target shall be made in accordance with generally accepted accounting principles consistently applied by the independent certified public accountants of the Company, whose determination shall be final and binding.

         (b) The Executive and the Board of Directors of the Company shall negotiate in good faith appropriate "stretch" Bonus amounts payable upon achievement of EBITDA amounts in excess of 100% of the EBITDA Target.

         2. MBO Bonus

         The Executive's maximum MBO Bonus shall be based upon achievement of objective criteria established in good faith by the Board of Directors.

                                    EXHIBIT B

                                  STOCK OPTIONS


         Upon the closing of the Acquisition, Executive will be granted options to purchase Six Million Four Hundred Thousand (6,400,000) shares of common stock of the Company, pursuant to the Non-Qualified Stock Option Agreement (the "Stock Option Agreement") which is attached hereto as portion of Exhibit B to the Agreement. In addition, Executive will receive one "home-run" option for each share of common stock of the Company purchased by the Executive pursuant to the Subscription Agreement upon the Closing of the Acquisition. With the exception of the exercise price of each "home-run" option, which shall be $2 per share, the agreement providing for the "home-run" options shall reflect the same terms and conditions as the Stock Option Agreement.


                                      B-1